Exhibit 46

THIRD AMENDMENT TO CONFIRMATION

Credit Suisse International One Cabot Square London E14 4QJ United Kingdom

Date: November 4, 2008

Infinity World Investments LLC

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Infinity World (Cayman) L.P.

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Re: Forward/Swap Transaction

Dear Sirs:

The purpose of this amendment (the “Third Amendment”) is to amend certain terms of the Amended and Restated Confirmation entered into on April 21, 2008 among Credit Suisse International (“Party A”), Infinity World Investments LLC, a Nevada limited liability company (“Party B-1”) and Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Party B-2” and together with Party B-1, “Party B” or the “Counterparties” and each, a “Counterparty”) (the “Amended and Restated Confirmation”).

Concurrently with the entry into this Third Amendment, the Counterparties have entered into substantially similar amendments (collectively, the “Other Amendments”) with each of Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc (collectively, the “Other Dealers”) on substantially similar documentation as this Third Amendment.

The parties hereto agree as follows:

Amendment. In the paragraph immediately preceding the heading “Conditions to Party A’s Payment Obligation:” of the Amended and Restated Confirmation the following words are inserted immediately before the words “shall be Credit Support Documents”:

“and the guarantee dated as of October 29, 2008 among Dubai World, as guarantor, and Party A and the Other Dealers, as beneficiaries (the “Guarantee”),”

Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Amended and Restated Confirmation has the meaning assigned to such term in the Amended and Restated Confirmation.

Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Effectiveness. This Third Amendment shall become effective on the date hereof concurrently with the effectiveness of the Other Amendments.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Third Amendment enclosed for that purpose and returning it to us.

Confirmed as of the date first written	Sincerely yours,

/s/ Chris O’Donnell	/s/ Laura Muir
Name: Chris O’Donnell	Name: Laura Muir
Title: President	Title: Authorised Signatory

/s/ Abdul Wahid A. Rahim Al Ulama	/s/ Robert Roman
Name: Abdul Wahid A. Rahim Al Ulama	Name: Robert Roman
Title: Secretary	Title: Authorised Signatory
For and on behalf of Infinity World Investments LLC	For and on behalf of Credit Suisse International

/s/ Abdul Wahid A. Rahim Al Ulama
Name: Abdul Wahid A. Rahim Al Ulama
Title: Secretary
For and on behalf of Infinity World (Cayman)
L.P., acting by Infinity World (Cayman)
Holding, its general partner